Exhibit 99.1

CUSTOMERS BANCORP
1015 Penn Avenue
Wyomissing, Pennsylvania 19610
 (610) 933-2000
April 13, 2016

Dear Shareholders:
As you know, 2015 was another record year with the Company growing total assets 23% to $8.4 billion, net income to common shareholders 30% to $56.1 million, and fully diluted earnings per common share over 26% to $1.96.  In addition, loans outstanding grew 26% to $7.3 billion, deposits grew 30% to $5.9 billion, and revenues were up 27% to $224.0 million.  Other 2015 Customers highlights included introducing BankMobile as a revolutionary banking platform to attract and service depositors choosing to bank using smart phone, tablets or their computers, the planned acquisition of the Higher One, Inc. Student Disbursements business and its combination with the BankMobile platform that greatly accelerates our BankMobile growth and profitability plans.  I encourage you to read Customers 2015 Form 10-K, which can be located at https://www.snl.com/IRWebLinkX/docs.aspx?iid=4293992.  Shareholders may also find our year end investor presentation located at https://www.snl.com/IRWebLinkX/presentations.aspx?iid=4293992 useful to understanding our business and strategies.
The Compensation Committee and the Board took significant actions during 2015 and 2016 to improve our executive compensation practices when only 48% of the shareholders voted in favor of an advisory (non-binding) resolution to approve the compensation of our executive officers ("say on pay").  We listened and made significant modifications to our executive compensation philosophy and practices that we believe greatly improve our executive compensation programs.  The most significant of these changes include the following:
•	Improved our assessment of compensation practices and performance relative to peers by establishing a new peer group, based on clear geographic, industry, product, asset size and other relevant criteria,
•	Better aligned our performance to compensation by adopting objective and measurable Company performance criteria and target levels for determining senior executive annual performance and long term incentive compensation awards,
•	Aligned long-term Company and executive performance by adopting performance criteria, in addition to service, for vesting long term incentive compensation awards,
•	Addressed certain concerns about our pay practices by rolling-back the excise tax gross-up granted in 2014, adopted a policy prohibiting excise tax gross-ups in employee contracts prospectively, and sunset the existing excise tax gross-ups with the current chief executive officer, chief operating officer and chief financial officer. The Board of Directors believes that such an incentive was necessary to induce such skilled individuals to accept leadership roles in the Company, and to retain such individuals within the Company, given the start-up nature of the Company when these executives were recruited,
•	Adopted equity ownership requirements for executive officers to help align the interests of management with the interests of the shareholders,

•	Adopted a "claw back" policy reserving the right to claw back up to 100% of stock-based compensation awards in the event it is discovered that awards were based on faulty metrics.
•	Implemented risk mitigation provisions associated with equity awards by:
o	Adopting claw back requirements for annual performance and long term incentive awards,
o	Adopting ownership requirements for our directors and executive management team, and
•	Acknowledged shareholder compensation concerns, and demonstrated our responsiveness to those concerns, with the changes described in this letter, development of a shareholder outreach program in which we will actively solicit shareholder comments and suggestions on executive compensation and other matters as considered appropriate.
We also improved the quality of executive compensation guidance by retaining a new executive compensation advisor, reconsidered our compensation strategies by rewriting Customers' Compensation Philosophy, and consulted with outside organizations monitoring shareholder issues to obtain their input on executive compensation and other shareholder matters.  Please see the attached which is extracted from our 2015 proxy.
Thank you for your investment in, and ongoing support of, our Company.  We appreciate your confidence and will continue to work to build long term shareholder value.
Sincerely,

Jay S. Sidhu Chairman and Chief Executive Officer

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following discussion provides an overview and analysis of our Compensation Committee's philosophy and objectives in designing executive compensation programs at the Company, as well as the compensation determinations and rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, to whom we refer collectively as our "named executive officers."  Our named executive officers for 2015 were:
Name	Title
Jay S. Sidhu	Chairman & Chief Executive Officer
Richard A. Ehst	President & Chief Operating Officer
Robert E. Wahlman	Executive Vice President & Chief Financial Officer
Glenn A. Hedde	Executive Vice President & President of Banking to Mortgage Companies
Steven J. Issa	Executive Vice President & Chief Lending Officer

Executive Summary
Our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our increasing shareholder value mission while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of the Company.  The Company believes that it benefits from hiring top experienced industry professionals who will more timely identify opportunities and issues and take more timely action to take advantage of opportunities and resolve issues.  We seek to align individual performance with long-term strategic business objectives and shareholder interests in a manner consistent with safe and sound business practices and sustainable financial performance.  We believe our executive compensation program developed and implemented in 2015, as presented in the following paragraphs, achieves these objectives. The key features of our executive compensation program are:
•	Active oversight by the Compensation Committee consisting solely of independent directors;
•	Creation of a pay for performance environment in order to align compensation with business strategies and to enhance shareholder value;
•	Offering multiple compensation components within the executive compensation program, including base salary, annual cash incentives, and long-term equity and benefits;
•	Executive salaries evaluated annually relative to comparable positions in regional banks of similar size and business model;
•	Providing annual cash incentive compensation opportunities that are tied to key corporate performance goals with appropriate risk management;
•	Providing long-term incentive compensation opportunities that are tied to key corporate performance goals as well as relative performance against peer metrics over a period of time;
•	Incorporating risk mitigation and accountability by authorizing our Compensation Committee to condition incentive compensation awards with deferral, clawback and adjustment provisions;
•	Key executives subject to share ownership guidelines;
•	Executives prohibited from engaging in hedging transactions to offset the economic risk of Company stock ownership; and
•	Engagement of an independent compensation consultant, selected by the Compensation Committee, to provide appropriate guidance in all areas of executive compensation.

Financial and Strategic Highlights
Our Compensation Committee believes that executive compensation should be linked to Customers' overall financial performance and strategic success, and the contribution of its executives to that performance and success.  The Company has a recent history of strong financial performance.  During 2015, the Company built on its recent history by achieving strong organic growth generating record earnings while maintaining its strong asset quality.  Highlights of the Company's 2015 performance include:

•	2015 net income to common shareholders of $56.1 million, an increase of 29.8% from 2014;
•	Year end 2015 fully diluted earnings per share of $1.96 increased 26.5% over year end 2014 earnings of $1.55 per share;
•	Produced a Return on Common Equity ("ROCE") of 11.8%, comparing favorably with peer group ROCE of 8.72%;
•	Loans and total deposits grew 26% to $7.3 billion and 30% to 5.9 billion, respectively, while non-performing loans declined to only 0.15% of total loans;
•	Year end 2015 share price of $27.22, nearly 14x 2015 earnings, increased nearly 40% compared to year end 2014 share price of $19.46;
•	Compounded Annual Growth Rate of 21% in shareholder value since Dec 31, 2009;
•	Price/tangible book of 1.5x for year end 2015 tangible book value compared to 2014 price/tangible book value of 1.2x; and
•	December 31, 2015 tangible book value of $18.39, up 109% since July 2010 with a CAGR of 13%.
The tables below provides additional information regarding the historical performance of the Company relative to the key metrics of revenue, expenses and net income.

Core Revenue ($mm)
CAGR: 74% (2)
4Q '15 vs. 4Q '14 Growth 24%
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$8.2
$24.7
$50.3
$101.0
$126.6
$177.0
$224.0
Q4 $50.8
Q3 $45.3
Q2 $43.8
Q1 $37.1
Q4 $62.9
Q3 $56.1
Q2 $53.0
Q1 $52.1
2009
2010
2011
2012
2013
2014
Q4 2015

Net Interest Income ($mm)
CAGR: 74% (2)
4Q '15 vs. 4Q '14 Growth 19%
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$7.2
$19.4
$39.0
$72.1
$103.9
$151.9
$196.3
Q4 $45.0
Q3 $40.2
Q2 $36.9
Q1 $29.8
Q4 $53.5
Q3 $49.9
Q2 $46.6
Q1 $46.3
2009
2010
2011
2012
2013
2014
Q4 2015

Core Net Income ($mm) (1)
CAGR: 98% from 2011
4Q '15 vs. 4Q '14 Growth 35%
$75.0
$65.0
$55.0
$45.0
$35.0
$25.0
$15.0
$5.0
($5.0)
($15.0)
($13.2)
($11.8)
$4.0
$23.8
$32.7
$43.2
$62.0
Q4 $13.2
Q3 $11.7
Q2 $10.2
Q1 $8.1
Q4 $17.3
Q3 $15.3
Q2 $15.4
Q1 $14.0
2009
2010
2011
2012
2013
2014
Q4 2015

Income / Expense Growth ($mm)
250
200
150
100
50
0
$72
$20
$51
$103
$22
$74
$152
$22
$99
$196
$28
$115
2012
2013
2014
YTD Dec 2015
Non-interest Income
Net Interest Income
Operating Expenses

(1) Core income is net income before extraordinary items less/plus securities gains and losses , less BOLI death benefit of approximately $2.4 million after tax, and excludes the $9.0 million ($5.8 million after tax) specific reserve for a fraudulent loan.

(2) CAGR calculated from December 2009 to December 2015 (annualized).

Key Executive Compensation Actions
The Compensation Committee regularly reviews the components of our executive compensation program with advice from its independent compensation consultant.  The Committee also considers the input received from shareholders, as well as outside shareholder advisory services.  During 2015, the Company made significant changes to its executive compensation philosophy and programs, in large part due to receiving only 48% of votes in favor of our executive compensation program in the 2015 non-binding shareholder advisory vote on executive compensation and the result of our discussions with shareholders.  Our Board Chairman and Chief Executive Officer met in person or on telephone calls with many of our larger investors during 2015 and solicited their feedback as to changes the respective shareholder believed were appropriate given the size, complexity and unique growth characteristics of the Company.  We believe the many program changes are responsive to the comments received from shareholders and shareholder advisory services, yet demonstrates the Company's continuing commitment  to providing compensation that recognizes company and individual performance and motivates the company and individual to increase shareholder value. We believe that the changes adopted, supplementing the existing compensation practices, create a strong link between compensation design and corporate strategy.  We also believe that our compensation program creates an environment that encourages and rewards long-term sustainable growth, promotes implementation of the strategy and achievement of business goals and will result in company performance that increases shareholder value.  The matters raised by the shareholders and how the Company addressed those matters was included in the Chairman's letter to the shareholders included at the beginning of this proxy.

Below is a summary of compensation themes we heard from investors and the key changes we made to our compensation program and implemented in 2015 in response to investor concerns:
What We Heard from Shareholders	Customers' Response
• Pay for performance misalignment and limited disclosure of the details of incentive plans
•    Customers' Compensation Policy was modified to establish clear pay-for-performance parameters for annual and long term incentive plans, including target objectives and Total Shareholder Return consideration.

• Failure to acknowledge or respond to shareholder compensation concerns
•    Customers solicited the input of its shareholders and the Compensation Committee reviewed each concern expressed by shareholders and directed specific changes to compensation programs to address those concerns.
•    In addition, the Compensation Committee directed a plan to reach out to and fully engage with key institutional shareholders during 2016 that would include direct involvement of the Compensation Committee Chairperson be prepared.

• Disclosure of pay practices is limited and incomplete
•    Customers has completely redesign the proxy and CD&A to provide substantially enhanced disclosures of the our compensation programs and the changes that were made to both the annual performance award and long term award programs including detail disclosures on the calculation of those awards.

• Problematic pay practices, specifically the use of excise tax gross ups in employment agreements and time based vesting vs performance based vesting
•    Customers has eliminated the excise tax gross up from all agreements established since 2014 and gross ups will not be allowed in future agreements.  Only the employment agreements for the existing CEO, COO, and CFO will retain the gross up as grandfathered arrangements.
•    Customers will clearly disclose awards with performance based vesting and now includes performance vesting criteria in all new long term incentive awards.

• Insufficient risk mitigation of equity awards	• Customers implemented new risk mitigation policies, including a clawback policy, stock ownership requirements, specific hold period requirements and an anti-hedging/pledging policy.
• Triggers to takeover defenses and compensation obligation not clearly stated in the proxy	• Customers has taken steps to enhance proxy disclosure relative to takeover defenses and compensation obligations.
• Peer group not defined	• Customers has developed a new peer group and has included broader disclosure of peer criteria and selected group in this proxy.

Highlights of other key compensation actions in 2015 were:
2015 Base Salary: Mr. Sidhu's, Mr. Ehst's, and Mr. Wahlman's base salaries in 2015 were unchanged from the year end 2014 salaries, representing a 0% increase salary increase. The two other named executive officers received salary increases that ranged from 0% to 4%.
2015 Annual Performance Incentives: Mr. Sidhu received an annual performance incentive of 131% of base salary, or $787,500. Of this amount, $492,188 was deferred and is subject to Mr. Sidhu's continued employment by Customers for up to five years.  This represented attainment of overall 2015 corporate results that were above established performance targets. Mr. Ehst and Mr. Wahlman received annual performance awards of 66% of their base salary, also representing attainment of overall 2015 corporate results that were above established Company performance targets.  Mr. Hedde and Mr. Issa received annual performance awards equal to 189% and 64% of their base salaries, respectively.  As managers of business lines, Mr. Hedde's and Mr. Issa's annual performance awards are based upon the financial performance of their business lines as well as corporate performance relative to targets.  A significant portion of Mr. Ehst's, Mr. Wahlman's, Mr. Hedde's, and Mr. Issa's annual performance awards were deferred and subject to continued employment with Customers for up to five years.
2015 Long-Term Incentives:  The Company awarded options to acquire Customers shares in August 2015 to members of Customers' management team selected by the Compensation Committee.  The long term compensation incentive was made consistent with Customers' long term compensation philosophy of retaining its high performing managers and aligning the interests of the managers with the interests of the shareholders.  The Company embedded performance criteria into the option award vesting requirements.  Specifically, the options will vest on the fifth anniversary of the grant date if the recipient is continuously employed by Customers and either i) the total shareholder return (defined as the change in share price plus dividends paid) must have increased by 50% or more by the end of the five-year vesting period, or ii) Customers has achieved at least a 10% compound annual increase in earnings per share over the five year vesting period.  Mr. Sidhu, Mr. Ehst, Mr. Wahlman, and Mr. Issa were awarded options to acquire 310,000, 46,395, 40,000, and 10,000 shares, respectively.  The option awards for Mr. Sidhu and Mr. Ehst are based upon provisions in their employment contracts that award options equal to 10.0% and 1.5%, respectively, of any new shares issued until certain capital thresholds established in the employment contracts are reached.  The terms for options awarded to Mr. Sidhu and Mr. Ehst in 2015 were met in large part by the 2013 initial public offering of common shares, but the options were not awarded until August 2015.  The 2015 option awards to Mr. Sidhu and Mr. Ehst also require a 50.0% appreciation in the stock price, or a 10% increase in the compounded annual growth rate in earnings per share, for the options to vest.  Mr. Wahlman's and Mr. Issa's option awards were based upon the Company's 2013 and 2014 performance, and their role in the Company's success.  All awards were determined and approved by the Compensation Committee.
Our compensation practices continue to consider the excise tax gross-ups for the three individuals most responsible for creating shareholder value, the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer.  The excise tax gross-up was eliminated for the individual granted this benefit in 2014.  The Compensation Committee has determined to limit, or grandfather, the excise tax gross-up to only the current Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer.  The benefit will sunset upon retirement or other separation of these three officers and will not be included in any future officer's employment arrangement.  The Board of Directors believes that such an incentive was necessary to induce such skilled individuals to accept leadership roles in the company, and to retain such individuals within the Company, given the start-up nature of the Company when these executives were recruited.
Compensation Consultant
The Compensation Committee retained the services of Compensation Advisors beginning the third quarter of 2015 to assist with executive compensation planning. Compensation Advisors was retained by and reports directly to the Compensation Committee and did not perform any other services for the Company or its affiliates or their management during 2015. The Compensation Committee regularly meets with its compensation consultant in executive session without management.
The Compensation Committee considered the independence of Compensation Advisors in light of SEC rules and NYSE listing standards. The Compensation Committee requested and received a report from Compensation Advisors addressing the independence of the firm and its consultants, including the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of the consultant's total revenue; (3) policies or procedures maintained by the consultants that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Compensation Committee; (5) any Company stock owned by the consultants; and (6) any business or personal relationships between the Company's executive officers and the consultants. The Compensation Committee discussed these considerations and concluded that the work performed by Compensation Advisors and its consultants involved in the engagements did not raise any conflict of interest and concluded that the consultant was an independent Compensation Committee consultant.

Executive Compensation Philosophy
Our Compensation Committee believes that our executive compensation program is consistent with promoting sound risk management and long-term value creation for our shareholders. Our guiding principle is to establish compensation programs that are reasonable, market competitive and performance driven.  We seek to compensate our executives in a manner that will attract, motivate and retain the talent we need to achieve both short-term and long-term business objectives. Our compensation program is intended to align the interests of our executive officers and employees with shareholders by rewarding performance against established corporate financial goals, and by rewarding strong executive leadership and superior individual performance. By offering annual cash incentives, long-term equity compensation and competitive benefits, we strive to attract, motivate and retain a highly qualified and talented team of executives who will help maximize long-term financial performance and earnings growth.

Core Compensation Principles
In determining the level and type of compensation for base salary and incentives, our core compensation principles are as follows:
•	We will pay compensation that is fair and market competitive, keeping mindful of programs that may encourage excessive compensation.
•	We seek to provide a broad range of compensation components, including base salary, annual performance awards, long term incentive awards and benefits, as considered appropriate for the level of responsibility of the individual and his or her contribution to the Company.
•	We will maintain an appropriate base salary level that is intended to attract key talent to the Company and that is competitive with comparable banks.
•	We will maintain an appropriate balance between base salary and short- and long-term incentive opportunities.
•	We will provide executive incentive compensation opportunities contingent on the Company's annual and long-term performance, as well as individual contributions.
o	We hire top performers in the banking industry with significant experience for leadership positions and target base total compensation to the industry median, but we design our compensation programs to provide our historically high performance executives with the opportunity to earn total compensation at the 75th percentile, or higher, should performance warrant.
•	Our incentive programs are designed to motivate and reward Team Members, and seek to avoid those components that may lead Team Members to take inappropriate risks.
•	Our incentive programs will incorporate an appropriate retention element in order to maintain a consistent, high performing management team.
•	We believe in a pay-for-performance environment, encouraging achievement of strategic objectives and creation of shareholder value.
•	We seek to ensure comparative compensation across all divisions and departments of the Company while considering position requirements, geography, responsibilities and other relevant factors applicable to job performance.
•	Our incentive compensation programs will focus on key performance metrics, including Company profitability, business area contribution to profitability and individual performance, consistent with the Company's strategic objectives.
The compensation paid to each named executive officer is based on the executive's level of job responsibility, corporate financial performance measured against annual goals, an assessment of the executive's individual performance and the competitive market. For the named executive officers and other members of executive management, annual incentive compensation is linked more directly to corporate financial performance, because these executives are in leadership roles that influence corporate financial results.

Benchmarking and Peer Groups
The Compensation Committee is responsible for the design, implementation and administration of the compensation program for our executive officers. Compensation Advisors was engaged in 2015 to review our executive compensation program for 2015 and 2016, which included a review and recommendation of an appropriate peer group to assess competitive compensation practices, as well as for comparing performance against certain financial goals. The Compensation Committee evaluates the peer group annually for suitability and may modify the peer group from time to time based on mergers and acquisitions within the industry or other relevant factors.  The peer group is to consist of 12 to 24 publicly owned banks of comparative size (from approximately 0.5x to 3.0x assets) with predominately commercial loans operating in the northeast and mid-Atlantic states.  The Compensation Committee used the following peer group for 2015 (total assets are as of January 1, 2015):
Bank	City	State	Total Assets
National Penn Bancshares, Inc.	Allentown	PA	$9,750,865
Provident Financial Services, Inc.	Iselin	NJ	8,523,377
NBT Bancorp Inc.	Norwich	NY	7,807,340
Sterling Bancorp	Montebello	NY	7,424,822
Customers Bancorp, Inc.	Wyomissing	PA	6,825,370
Independent Bank Corp.	Rockland	MA	6,364,912
First Commonwealth Financial Corporation	Indiana	PA	6,360,285
Brookline Bancorp, Inc.	Boston	MA	5,800,948
Tompkins Financial Corporation	Ithaca	NY	5,269,561
Eagle Bancorp, Inc.	Bethesda	MD	5,247,880
Flushing Financial Corporation	Uniondale	NY	5,077,013
Bancorp, Inc.	Wilmington	DE	4,986,317
S&T Bancorp, Inc.	Indiana	PA	4,964,686
WSFS Financial Corporation	Wilmington	DE	4,853,320
Dime Community Bancshares, Inc.	Brooklyn	NY	4,497,107
Sandy Spring Bancorp, Inc.	Olney	MD	4,397,132
Century Bancorp, Inc.	Medford	MA	3,624,036
Lakeland Bancorp, Inc.	Oak Ridge	NJ	3,538,325
ConnectOne Bancorp, Inc.	Cliffs	NJ	3,448,572

Customers falls at the bottom of the top quartile in assets size of the peer group.  Customers has found that given the banking industries increased regulation at $10 billion, and the industries' response to either stay under $10 billion or increase asset size to much greater than $10 billion, that it was difficult to find comparative banks in the target geography unless the asset size was significantly greater than $10 billion.  Accordingly the Company determined to include as many banks as possible meeting is parameters in its market area that were under $10 billion.  The Compensation Committee evaluates the peer group annually for suitability and may modify the peer group based upon its review.  Customers does plan to include banks in its market area with assets in excess of $10 billion in its peer group in 2016 as Customers approaches the $10 billion total asset level.  While our executive compensation program targets each named executive officer's compensation upon the peer group, actual compensation paid, and the form of that compensation, may vary based on other factors such as the individual's performance, experience, and competitive conditions.

Role of Management
Although the Compensation Committee is ultimately responsible for designing our executive compensation program, input from our Chief Executive Officer is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The Chief Executive Officer participates in compensation-related activities in an informational and advisory capacity and he presents the other named executive officers' performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and approval.

Consideration of Risk
The Compensation Committee strives to provide strong incentives to management for the long-term, while avoiding excessive risk taking in the short term.  Goals and objectives reflect a mix of quantitative factors to avoid excessive reliance on a single performance measure.  As a matter of best practice, beginning in 2010, the Compensation Committee began to annually review the relationship between the risk management practices and the incentive compensation provided to the named executive officers to confirm that the incentive compensation criteria do not encourage unnecessary and excessive risk.
The annual risk assessment includes an evaluation of:
•	the design of proposed incentive plans to ensure they satisfy regulatory requirements and do not encourage excessive or imprudent risk taking;
•	the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals; and
•	the Board of Directors' oversight of the incentive compensation program to determine if it provides effective governance over the program and satisfies regulatory expectations.
The risk assessment conducted in 2015 concluded that our incentive compensation plans provide incentives that appropriately balance risk and reward; are compatible with effective controls and risk management; and are supportive of strong governance, including active oversight by the Board of Directors.

Elements of 2015 Executive Compensation
We pay our named executive officers in accordance with a pay for performance philosophy by providing competitive compensation for demonstrated performance. The Compensation Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual cash incentive compensation, long-term equity awards (which may include time- and/or performance-vesting restricted stock and/or stock options), a competitive benefits package and limited perquisites.

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance, experience, and scope of responsibility	Fixed	Short Term
Annual Performance Awards	Encourages achievement of short-term strategic and financial performance metrics that create shareholder value
Links executive compensation to company performance (CEO, CFO, President), business unit performance, individual performance, or other factors that are important for the company's success. Awards are made as 75% cash and 25% equity (typically)
			Performance Based	Short Term and Long Term
Long-Term Incentive Awards	Aligns executives' interests with shareholders, motivates and rewards long-term sustained performance and creates a retention incentive through multi-year vesting	Major portion of equity awards are based on pre-established Company performance objectives	Performance Based	Long Term
BRRP	Aligns executive interests with shareholders by deferring a portion of the annual performance award with Company match, all in Company equity	Participants' accounts are equity based and include a 5-year time based vesting requirement, encouraging a focus on long-term creation of shareholder value	Performance Based	Long Term
Other Compensation	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	N/A	Fixed	Short Term
84% of the total 2015 compensation for Mr. Sidhu, and 61% of the total 2015 compensation to Mr. Ehst and Mr. Wahlman, was performance-based and not guaranteed.

Base Salary
The Compensation Committee believes that base salaries for named executive officers should be targeted at market competitive levels in order to attract and retain talented executives. Annually, our Compensation Committee evaluates each named executive officer's base salary level based on peer market data furnished by our independent compensation consultant.  In general, competitive base salary information and peer market data are furnished to the Compensation Committee by the independent compensation consultant, and each named executive officer's base salary level is compared to the peer market data.  In setting base salary levels, the Compensation Committee also assesses each individual named executive officer's performance, leadership, operational effectiveness and experience in the industry, as well as competitive market conditions.  Following is the base salary compensation as of year-end for our named executive officers for 2015 and 2014, and the percentage increase in base salary:
Name	2015 Salary	2014 Salary	% Change
Jay S. Sidhu	$600,000	$600,000	0%
Richard A. Ehst	400,000	400,000	0%
Robert E. Wahlman	350,000	350,000	0%
Glenn A. Hedde	240,000	240,000	0%
Steven J. Issa	312,000	300,000	4%

Annual Performance Awards
Annual performance awards are provided to reward our employees for achieving and exceeding predefined performance goals, including Company performance, division/department performance and individual contribution by the employee, as appropriate for the employee's position and role in the Company.  Performance metrics considered may include measures such as total shareholder return, earnings, return on assets, return on equity, efficiency of operations, asset quality, interest rate risk sensitivity and liquidity, as appropriate for each business unit and individual.
The Compensation Committee defines performance measures and goals for three of our named executive officers, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.  The target annual performance award is 100% of base salary for the CEO and 50% of base salary for the Chief Operating Officer and the Chief Financial Officer with the each officers maximum award equal to 150% of the target.  Based on the weighted level of performance achieved, these executives can earn an award greater than or less than target.  The performance measures support our strategic plan and are allocated to executives to create accountability and ensure rewards are tied to our financial and strategic success. The performance measures and weights are summarized in the table below.

Total Shareholder Return Relative to Peers Weight: 25%	Core Earnings Growth Relative to Peers Weight: 25%	Targeted ROE Objective Weight: 50%	Performance Award as a % of Target
120% of Peer Average	120% of Peer Average	13%	150%
110% of Peer Average	110% of Peer Average	12%	125%
100% of Peer Average	100% of Peer Average	11%	100%
80% of Peer Average	80% of Peer Average	10%	50%
Below 80% of Peer Average	Below 80% of Peer Average	Below 10%	0%

In 2015, the Company achieved and exceeded the targeted objectives with Total Shareholder Return at 128% of average peer performance, Core Earnings Growth at 1,191% of average peer performance and a Return on Equity of 11.51%.  This resulted in an overall performance award equal to 131.25% of the target award.  Based upon the foregoing, the Compensation Committee authorized payouts for the annual performance award to the executives as follows:

Name	Incentive Awarded in Cash	Incentive Awarded in Equity	Deferred Compensation (BRRP)	Total Incentive Award	% of Salary
Jay S. Sidhu	$295,312	$98,438	$393,750	$787,500	131%
Richard A. Ehst	147,656	49,219	65,625	262,500	66%
Robert E. Wahlman	86,133	28,711	114,844	229,688	66%
*Mr. Sidhu earned a bonus of $787,500 for 2015 and elected to defer 50% under BRRP.  Of the remaining amount, he received 75% in cash ($295,312) and 25% in equity ($98,438).
*Mr. Ehst earned a bonus of $262,500 for 2015 and elected to defer 25% under BRRP.  Of the remaining amount, he received 75% in cash ($147,656) and 25% in equity ($49,219).
*Mr. Wahlman earned a bonus of $229,688 for 2015 and elected to defer 50% under BRRP.  Of the remaining amount, he received 75% in cash ($86,133) and 25% in equity ($28,711).
For the 2015 annual performance awards, 75% of the award was made in cash and 25% of the award was made as equity in the form of Restricted Stock Units.  To encourage retention, the equity portion vests equally over a three-year period, with one-third vesting on each anniversary of the grant date.
The amount of the annual performance award elected by the executive to be deferred is matched by the Company and recorded as a general liability of the Company as restricted share units.  To encourage retention, the executive's contribution and company match vests at the fifth anniversary of the performance award date.  The Bonus Recognition and Retention Program is further explained later in this document.
The awards for Mr. Issa and Mr. Hedde are based upon the performance of the company, as described above, and the performance of the business units for which they are responsible.  Mr. Issa's annual performance award as Chief Lending Officer is in part based upon the performance of the commercial loan business in addition to Company performance.  Mr. Hedde's annual performance award as leader of the mortgage warehouse loan business is based in part on the performance of the mortgage warehouse loan business in addition to Company performance.
Customers incentive programs does allow the executive to elect to defer a portion of their annual performance award, and matches the amount deferred by the executive.  Customers believes this is a very strong means to retain their key executives as a departing executive will lose both their voluntary deferral as well as the Company match.  The direct investment of the executive in their retention program aligns the executive's interest with the shareholders' interest in addition to providing a strong retention incentive.
Long-Term Equity Incentives
Long-term incentive awards (equity or equity equivalents) are available to members of executive management, as identified by the Compensation Committee, based on the achievement of specified performance metrics.  All equity grants include a vesting schedule and performance vesting applies to all long term awards granted pursuant to the long-term equity incentive program.  Equity grants made pursuant to the long-term equity incentive program are made as a result of achieving milestones within the long-term strategic plan of the company and are not necessarily made on an annual basis.  The Company awarded options to acquire Customers shares pursuant to the long term equity incentive program in August 2015 to members of Customers' management team selected by the Compensation Committee.  The long term compensation incentive was made consistent with Customers' long term compensation philosophy of retaining its high performing managers and aligning the interests of the managers with the interests of the shareholders.  The Company embedded performance criteria into the option award vesting requirements.  Specifically, the options will vest on the fifth anniversary of the grant date if the recipient is continuously employed by Customers and either ( i) the total shareholder return (defined as the change in share price plus dividends paid) must have increased by 50% or more by the end of the five-year vesting period, or (ii) Customers has achieved at least a 10% compound annual increase in earnings per share over the five year vesting period.  Mr. Sidhu, Mr. Ehst, Mr. Wahlman, and Mr. Issa were awarded options to acquire 310,000, 46,395, 40,000, and 10,000 shares, respectively.

The option awards for Mr. Sidhu and Mr. Ehst are based upon provisions in their employment contracts that award options equal to 10.0% and 1.5%, respectively, of any new shares issued until certain capital thresholds established in the employment contracts are reached.  The terms for options awarded to Mr. Sidhu and Mr. Ehst in 2015 were met in large part by the 2013 initial public offering of common shares, but the options were not awarded until August 2015.  The 2015 option awards to Mr. Sidhu and Mr. Ehst also require a 50.0% appreciation in the stock price, or a 10% increase in the compounded annual growth rate in earnings per share, for the options to vest.  Mr. Wahlman's and Mr. Issa's option awards were based upon the Company's 2013 and 2014 performance, and their role in the Company's success.  All awards were determined and approved by the Compensation Committee.
Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan
At our annual meeting in 2012, our shareholders approved the amendment and restatement of our 2004 Plan, primarily to reflect changes effectuated by our reorganization into a holding company structure (the "Reorganization") and increase the number of shares authorized to be issued pursuant to grants under the 2004 Plan. The purpose of the 2004 Plan is to promote the success and enhance our value by linking the personal interests of the members of the board of directors and our employees, officers and executives to those of our shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to our shareholders. The 2004 Plan is further intended to provide us flexibility to motivate, attract and retain the services of members of our board of directors, employees, officers and executives.
The 2004 Plan is administered by the Compensation Committee of the Board of Directors.  It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options under Section 422 of the Code ("ISOs") if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 2,750,000 shares of common stock. As of December 31, 2015, 1,305,776 shares were available for grant under the 2004 Plan. Unless sooner terminated by the board, the 2004 Plan will expire on September 6, 2021, which is ten (10) years from the date the 2004 Plan was last approved by our shareholders.
Amended and Restated 2010 Stock Option Plan
In December 2010, our shareholders approved the 2010 Stock Option Plan, which was amended and restated in March 2012 by our Board of Directors primarily to reflect changes effectuated by the Reorganization. The 2010 Stock Option Plan provides for the grant of stock options to our management personnel, other employees and non-employee members of the Board of Directors. The purpose of the 2010 Stock Option Plan is to promote our success and enhance our value by linking the personal interest of our employees, officers, executives and non-employee directors to those of our shareholders and by providing those individuals with an incentive for outstanding performance in order to generate superior returns to shareholders. The 2010 Stock Option Plan provides flexibility for us to motivate, attract, and retain the services of our employees, officers, executives and non-employee directors upon whose judgment, interest and special effort the successful conduct of our operations largely depend. The options can take the form of either tax-qualified ISOs or non-qualified stock options ("NQOs"), although only NQOs may be granted to non-employee directors.
The 2010 Stock Option Plan consists of a pool of 3,666,667 shares of our Voting Common Stock and Class B Non-Voting Common Stock.  At December 31, 2015, 507,061 shares were available for grant under this plan.  The 2010 Stock Option Plan is administered by the Compensation Committee of the Board of Directors or, in certain cases, by the full Board of Directors. The maximum number of shares underlying options granted to any single participant during a fiscal year shall be 2,444,445 shares of common stock. All employees are potentially eligible to receive options under the 2010 Stock Option Plan. In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by the employee, his or her present and potential contributions to our success and such other factors as the Compensation Committee in its discretion deems relevant.
The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions: (1) the exercise price per share of an option must not be less than the fair market value of one share at the time the option is granted, and the term of an option must not be longer than ten (10) years from the date of grant; and (2) in the case of a participant who owns stock representing more than 10% of the total combined voting power of us at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is no longer than five years from the date of grant.
Unless sooner terminated by the Board, the 2010 Stock Option Plan will expire ten (10) years from the date the 2010 Stock Option Plan was approved by our shareholders, which was December 9, 2010. The termination of the 2010 Stock Option Plan must not affect any option that is outstanding on the termination date without the consent of the participant. Offers granted under the 2010 Stock Option Plan are, by their terms, not transferable other than by will or laws of descent and distribution. No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than us, or be subject to any lien, obligation, or liability of that participant to any other party other than us; provided, however, that the foregoing must not be deemed to imply any obligation of ours to lend against or accept a lien or pledge of any offer for any reason.

Bonus Recognition and Retention Program
The Bonus Recognition and Retention Program ("BRRP") (which meets the definition of nonqualified deferred compensation under IRC Section 409A) is a separate long-term incentive program established for the CEO, President, CFO, CLO and other selected executives.  The BRRP allows for a voluntary deferral of up to 50% of the participant's annual performance award, with the Company providing a 100% match on the deferral amount.  The objective of the Plan is to encourage retention and align executive and shareholder interests.  This is done by valuing each participant's account via restricted share units and imposing a vesting schedule. When participants defer into the plan, both the voluntary deferral and the match are subject to a five-year cliff vesting schedule.  If the executive leaves before the end of the vesting period, the executive forfeits both the voluntary deferral and the match that has not vested within the account.  Participants' accounts will fully vest upon retirement (as defined in the plan document), an involuntary termination prior to retirement (other than for cause), death or disability.  Long term, the value of the account is tied to the company stock price, which aligns the executive's interest with the shareholders' interests and encourages a focus on long-term performance.  Customers does not include a performance based vesting criteria for the BRRP program as the award is derived voluntarily from the annual performance based award made to the executive, and it is believed by the Compensation Committee that conditioning vesting on future company performance will discourage executive participation in the program.
Annually, participants can elect to defer between 25% and 50% of their respective annual performance award, deferred in the form of restricted share units.  Each deferral is matched by Customers Bancorp, Inc. with additional restricted share units equal to 100% of the participant deferral.  The price used to determine the number of units deferred, as well as the Company's match, is the Company's market value stock price at the close of business on the date the annual performance award is granted.  Distributions under the program are made as common stock of the Company.  In December 2010, our shareholders approved the BRRP, which was amended and restated in March 2012 by our Board of Directors primarily to reflect changes effectuated by the Reorganization.  As of December 31, 2015 we have issued restricted stock units for 254,821 shares of Voting Common Stock under BRRP.
2012 Restricted Stock Rewards Program
Due to our significant growth and evolution as a bank since 2009, including increasing assets to over $3 billion and significantly increasing our equity base, in February 2012 the Compensation Committee recommended and the Board of Directors approved a restricted stock reward program that provided for the grant of restricted stock units to certain directors and senior executives of Customers Bancorp and Customers Bank. Pursuant to the program, restricted stock units for 203,707 shares of our Voting Common Stock and 232,804 shares of our Class B Non-Voting Common Stock were granted on February 16, 2012 pursuant to the 2004 Plan. Of this amount, our named executive officers received restricted stock units for 139,686 shares of Voting Common Stock and 232,804 shares of Class B Non-Voting Common Stock in the aggregate and our non-employee directors received 17,463 shares of Voting Common Stock in the aggregate. One requirement for vesting is that the recipient of the restricted stock units remains an employee or director of ours, through December 31, 2016. The restricted stock units held by an employee or director are forfeited if he or she ceases to be an employee or director prior to that date. The second vesting requirement for each award (both must be met to vest) is that our Voting Common Stock trades at a price greater than $17.18 per share (adjusted for any stock splits or stock dividends) for at least 5 consecutive trading days during the five year period ending December 31, 2016. If the restricted stock units vest, the recipient will receive shares of our common stock on December 31, 2016. However, upon a change in control of us resulting in any one shareholder owning more than 24.9% of the outstanding stock of Customers Bancorp prior to December 31, 2016, all restricted stock units held by employees and directors automatically vest and they will receive shares of our common stock at that time.
Benefits and Perquisites
We provide health, life, vision and dental insurance, and matching 401(k) contributions, on terms similarly available to all employees.  We also provide Messrs. Sidhu and Ehst with automobiles which are primarily used for business purposes.  We provide car allowances for Messrs. Wahlman and Issa.  We also provide country club memberships for Messrs. Sidhu, Wahlman and Issa.  Other than this, we do not provide any significant perquisites or other personal benefits to our executive officers.